Exhibit 6.5

IMMERSED INC.
STOCK OPTION AWARD AGREEMENT

Name of Grantee:	Employee Name

Date of Grant:	[ ]

Vesting Commencement Date:	[ ]

Number of Option Shares:	______

Option Price:	$____________

Type of Options (check one):	☒: Incentive Stock Option (ISO)

☐: Non-qualified Stock Option (NSO or NQSO)

Applicable Plan:	2017 Stock Option Plan

Vesting:	During the period of time that the Grantee remains in the continuous employment or other service of the Company, the Option shall vest to the extent of 25% of the Option Shares on the first anniversary of the Vesting Commencement Date, and the balance of the Option Shares shall vest in 36 equal and consecutive monthly installments thereafter such that, provided that the Option has not otherwise terminated or expired in accordance with the provisions hereof, this Option shall be fully-vested on the fourth anniversary of the Vesting Commencement Date. If the Option is not evenly divisible by 36, then the first 35 increments shall be equal, rounded down to the nearest whole share, and the final increment shall be adjusted to incorporate the fractional Option Shares that otherwise would have vested in the first 35 increments.

IN WITNESS WHEREOF, the Company has caused this Agreement to be executed on its behalf by its duly authorized officer and Grantee has also executed this Agreement in duplicate, as of the day and year first above written.

IMMERSED INC.		“Grantee”

By:		By:
Name:	Renji Bijoy	Name:
Title:	CEO

THIS AGREEMENT SHALL BE VOID IF IT HAS NOT BEEN EXECUTED AND RETURNED TO THE COMPANY WITHIN 30 DAYS AFTER THE DATE OF GRANT. THE SECURITIES EVIDENCED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED. THIS OPTION AGREEMENT AND THE SECURITIES UNDERLYING THIS OPTION AGREEMENT MAY NOT BE SOLD, PLEDGED, HYPOTHECATED, TRANSFERRED OR OTHERWISE DISPOSED OF UNLESS SUCH SALE, PLEDGE, HYPOTHECATION, TRANSFER OR OTHER DISPOSITION SHALL HAVE BEEN REGISTERED UNDER SAID ACT AND IN COMPLIANCE WITH ANY APPLICABLE STATE SECURITIES LAWS OR UNTIL THE COMPANY SHALL HAVE RECEIVED A LEGAL OPINION SATISFACTORY IN FORM AND SUBSTANCE TO THE COMPANY, THAT SUCH SECURITIES MAY BE LEGALLY SOLD OR OTHERWISE TRANSFERRED WITHOUT SUCH REGISTRATION AND COMPLIANCE. GRANTEE HEREBY AGREES THAT ALL OPTION SHARES ACQUIRED UPON THE EXERCISE OF THIS OPTION SHALL BE SUBJECT TO CERTAIN REPURCHASE RIGHTS AND RIGHTS OF FIRST REFUSAL EXERCISABLE BY THE COMPANY AND ITS ASSIGNS. THE TERMS OF SUCH RIGHTS ARE SPECIFIED IN THE PLAN.

IMMERSED INC.
STOCK OPTION AWARD AGREEMENT

This AGREEMENT (the "Agreement") is made as of the date of grant on the cover page hereof (the "Date of Grant") by and between Immersed Inc., a Delaware corporation (the "Company"), and the recipient named on the cover page hereto (the "Grantee").

1.             Grant of Stock Option. Subject to and upon the terms, conditions, and restrictions set forth in this Agreement and in the Plan, the Company hereby grants to the Grantee as of the Date of Grant a stock option (the "Option") to purchase the number of Shares shown on the cover page hereof (the "Option Shares"). The Option may be exercised from time to time in accordance with the terms of this Agreement. The price per Option Share at which the Option Shares may be purchased pursuant to this Option shall be as set forth on the cover page hereof (the "Option Price"). If so noted on the cover page hereof, the Option is intended to be an "incentive stock option" within the meaning of that term under Section 422 of the Code, and this Agreement shall be construed in a manner that will enable the Option to be so qualified.

2.             Term of Option. The term of the Option shall commence on the Date of Grant and, unless earlier terminated in accordance with Section 6 hereof, shall expire ten (10) years from the Date of Grant.

3.             Right to Exercise. Subject to the expiration or earlier termination of this Option in accordance with its terms, this Option shall vest and become exercisable as set forth on the cover page hereof. To the extent the Option is vested and exercisable, it may be exercised in whole or in part. In no event shall the Grantee be entitled to acquire a fraction of one Option Share pursuant to this Option. The Grantee shall be entitled to the privileges of ownership with respect to Option Shares purchased and delivered to him upon the complete and valid exercise of all or part of this Option. The Company may require, as a condition to the exercise of this Option, that the Grantee agree to be bound by any stockholders agreement among all or certain stockholders of the Company that may then be in effect, or certain provisions of any such agreement that may be specified by the Company, either in addition to or in lieu of the provisions of Section 7 hereof (as determined by the Company).

4.             Option Nontransferable. The Option granted hereby shall be neither transferable nor assignable by the Grantee except by will or by the laws of descent and distribution and may be exercised, during the lifetime of the Grantee, only by the Grantee, or in the event of his or her legal incapacity, by his or her guardian or legal representative acting on behalf of the Grantee in a fiduciary capacity under state law and court supervision.

5.             Notice of Exercise; Payment. To the extent exercisable, the Option may be exercised by written notice (on the form attached hereto as Exhibit A or such other form acceptable to the Company) to the Company stating the number of Option Shares for which the Option is being exercised and the intended manner of payment. The date of such notice shall be the exercise date. Payment equal to the aggregate Option Price of the Option Shares for which the Option is being exercised shall be tendered in full with the notice of exercise to the Company in cash in the form of currency or check or other cash equivalent acceptable to the Company. The Grantee may also tender the Option Price by (a) the actual or constructive transfer to the Company of nonforfeitable, nonrestricted Shares, (b) by any combination of the foregoing methods of payment, including a partial tender in cash and a partial tender in nonforfeitable, nonrestricted Shares, or (c) any other method approved or accepted by the Board in its sole discretion, including, if the Board so determines, a cashless exercise that complies with all applicable laws. Nonforfeitable, nonrestricted Shares that are transferred by the Grantee in payment of all or any part of the Option Price shall be valued on the basis of their Fair Market Value per Share, as determined by the Board. As a further condition precedent to the exercise of this Option, the Grantee shall execute any documents which the Board shall in its sole discretion deem necessary or advisable.

6.             Termination of Agreement. This Agreement and the Option granted hereby shall terminate automatically and without further notice on the earliest of the following dates:

(a)           Ninety (90) calendar days after the Grantee ceases to be an employee, advisor or consultant of the Company and its Subsidiaries for any reason, except as otherwise set forth in Section 4(l) of the Plan; or

(b)          Ten years from the Date of Grant.

Notwithstanding the foregoing, in the event that the Grantee's employment or other service is terminated for Cause (as defined in the Plan), this Agreement shall terminate at the time of such termination and the Grantee shall forfeit all rights under this Agreement without further action or notice, including his or her rights with respect to the portion of this Option that would otherwise be exercisable but for this sentence, notwithstanding any other provision of this Agreement.

This Agreement shall not be exercisable for any number of Option Shares in excess of the number of Option Shares for which this Agreement is then exercisable, pursuant to Section 3 hereof, on the date of termination of employment or other service. For the purposes of this Agreement, the continuous employment or other service of the Grantee with the Company shall not be deemed to have been interrupted, and the Grantee shall not be deemed to have ceased to be an employee of the Company, by reason of the transfer of his or her employment among the Company and its Subsidiaries or a leave of absence of not more than thirty (30) days unless otherwise approved by the Board.

7.             Company's Right of Repurchase and Right of First Refusal. The Option Shares shall be subject to the Repurchase Right set forth in Section 5 of the Plan and the Right of First Refusal set forth in Section 6 of the Plan.

8.             Compliance with Law. Notwithstanding any other provision of this Agreement, the Option shall not vest or be exercisable if the exercise thereof would result in a violation of any applicable federal or state securities law.

9.              Lock-Up Agreement. The Grantee agrees that, if requested by the Company in connection with an Initial Public Offering, the Grantee will not sell, offer for sale or otherwise dispose of the Option Shares for such period of time as is determined by the Board, provided that at least of the majority of the Company's Directors and officers who hold Options or Shares at such time are similarly bound.

10.            Amendments. Any amendment to the Plan shall be deemed to be an amendment to this Agreement to the extent that the amendment is applicable hereto; provided, however, that no amendment shall adversely affect the rights of the Grantee under this Agreement without the Grantee's consent.

11.            Severability. In the event that one or more of the provisions of this Agreement shall be invalidated for any reason by a court of competent jurisdiction, any provision so invalidated shall be deemed to be separable from the other provisions hereof, and the remaining provisions hereof shall continue to be valid and fully enforceable.

12.            Relation to Plan. This Agreement is subject to the terms and conditions of the Plan. In the event of any inconsistency between the provisions of this Agreement and the Plan, the Plan shall govern. Capitalized terms used herein without definition shall have the meanings assigned to them in the Plan. The Board acting pursuant to the Plan, as constituted from time to time, shall, except as expressly provided otherwise herein, have the right to determine any questions which arise in connection with this Option or its exercise.

13.            Successors and Assigns. Without limiting Section 4 hereof, the provisions of this Agreement shall inure to the benefit of, and be binding upon, the successors, administrators, heirs, legal representatives and assigns of the Grantee, and the successors and assigns of the Company.

14.            Governing Law. The interpretation, performance, and enforcement of this Agreement shall be governed by the laws of the State of Delaware.

15.            Notices. Any notice to the Company provided for herein shall be in writing to the Company, marked Attention: Chief Executive Officer, and any notice to the Grantee shall be addressed to the Grantee at his or her address on file with the Company. Any written notice required to be given to the Company shall be deemed to be duly given only when actually received by the Company.

END OF DOCUMENT

EXHIBIT A

OPTION EXERCISE FORM

Immersed Inc.

Attention:     Chief Executive Officer

Dear Sir or Madam:

In accordance with and subject to the terms and conditions of the applicable stock option plan, I hereby elect to exercise my option granted under the Stock Option Award Agreement dated ____________________, to purchase _______________________________________________ (_________________) shares, par value $[    ] per share, of common stock of Immersed Inc. (the “Company”).

Enclosed herewith is payment to the Company in the amount of _____________________________________________________________ U.S. Dollars ($___________) in full payment of the option price for said shares.

I hereby represent and warrant that I am acquiring the shares purchased hereunder for investment and not with a view to the sale or distribution thereof. I understand that such shares have not been registered under the Securities Act of 1933, as amended (the “Act”), by reason of their issuance in a transaction exempt from the registration requirement of the Act pursuant to Section 4(2) thereof and that the shares may not be resold or otherwise transferred except pursuant to a registration statement which has become effective under the Act unless the Company determines that such resale or other transfer may be effected without registration under the Act by virtue of an exemption therefrom.

I understand that the shares acquired through the exercise of my option granted under the Stock Option Award Agreement referenced above may be subject to rights of first refusals, restrictions on transfer and other restrictions set forth in the Company’s certificate of incorporation, by-laws, and other pertinent stockholders’ agreements that may be in place from time to time. If requested by the Company, I agree to read, execute and deliver counterpart signature pages to any stockholders’ agreements that may be required to be entered into by me in connection with the exercise of my option hereby.

Sincerely yours,

Dated:
Name: